rennova health ANNOUNCES DEFINITIVE AGREEMENT to acquire
JAMESTOWN, TENNESSEE HOSPITAL from community health systems

WEST PALM BEACH, Fla. (January 31, 2018) – Rennova Health, Inc. (OTCQB: RNVA), (OTCQB: RNVAW) (“Rennova” or the “Company”), a vertically integrated provider of industry-leading diagnostics and supportive software solutions to healthcare providers, that opened its first rural hospital in Oneida, Tenn. in August 2017, announced today that it has entered into a definitive asset purchase agreement to acquire an acute care hospital in Jamestown, Tenn. The hospital known as Tennova Healthcare – Jamestown, and its associated assets are being acquired from Community Health Systems, Inc. (NYSE: CYH). The transaction is expected to close in the second quarter of 2018, subject to customary regulatory approvals and closing conditions.

Tennova Healthcare - Jamestown is a fully operational 85-bed facility including a 24/7 emergency department, radiology department, surgical center, and a wound care & hyperbaric center. The purchase includes a 90,000 sq. ft. hospital building on approximately 8 acres.

“This acquisition further demonstrates our commitment to expanding Rennova’s rural hospital model to provide necessary services to patients while securing more predictable recurring revenues,” said Seamus Lagan, CEO of Rennova. “This hospital is approximately 38 miles (less than a one-hour drive) from our current hospital in Oneida and will benefit by receiving patients from Oneida that require operations and treatment not provided there. The synergy of management and services in a close geographic location creates numerous efficiencies for Rennova and will allow us to support a greater number of health care providers and residents in the local area.”

About Rennova Health, Inc.

Rennova provides industry-leading diagnostics and supportive software solutions to healthcare providers, delivering an efficient, effective patient experience and superior clinical outcomes. Through an ever-expanding group of strategic brands that work in unison to empower customers, we are creating the next generation of healthcare. For more information, please visit www.rennovahealth.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company’s most recent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Rennova Health

Sebastien Sainsbury, 561-666-9818

ssainsbury@rennovahealth.com

Investors

LHA

Kim Golodetz, 212-838-3777

Kgolodetz@lhai.com

or

Bruce Voss, 310-691-7100

Bvoss@lhai.com

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